EXHIBIT 10.4

FuelCell Energy, Inc.

2018 OMNIBuS INCENTIVE PLAN

Nonqualified Stock Option Award

Dear _________,

You have been granted an option (an “Option”) to purchase shares of common stock of FuelCell Energy, Inc., a Delaware corporation (the “Company”), which is subject to the terms of the FuelCell Energy, Inc. 2018 Omnibus Incentive Plan (the “Plan”) and this Nonqualified Stock Option Award Agreement (this “Agreement”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	______________, 2018
Number of Option Shares:	_______________
Exercise Price per Share:	U.S. $____________
Vesting Schedule:

Your Option will vest according to the following schedule, provided that you remain continuously in the service of the Company or an Affiliate through the applicable vesting date:

100% will vest on the earlier of (i) the one-year anniversary from the Grant Date or (ii) the date of the next annual shareholders’ meeting held following the Grant Date, provided that such date is not less than 50 weeks from the Grant Date.

The vesting of the Option will accelerate if your service relationship with the Company and its Affiliates is terminated as a result of your death or Disability, then 100% of the Option will vest in full on the date of such termination.

Except as otherwise provided in this Agreement or in the Plan, upon your cessation of services to the Company and its Affiliates prior to the date the Option is vested (as described above), you will forfeit the unvested Options.

Expiration:

This Option shall expire at, and cannot be exercised after, the close of business on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless terminated earlier pursuant to the terms of this Agreement or the Plan.  Upon termination or expiration of this Option, all your rights hereunder shall cease.

Exercise:

You may exercise this Option only to the extent it is vested and has not expired or terminated.  To exercise your Option, you must follow the procedures established by the Company, which may include exercising by electronic means.

Issuance of Shares:	As soon as practical after exercise, the Company shall issue certificates in the Optionee’s name or make an appropriate book entry for such number of Shares purchased pursuant to the Option.
Termination of Directorship:

Upon termination of your service as a director for any reason other than for Cause, you may exercise this Option, to the extent vested, until the Expiration Date.  Upon termination of your service as a director for Cause, this Option will automatically expire.

Notwithstanding the foregoing, in the event your service terminates by reason of your death or Disability, the vested Option shall expire, and cannot be exercised after, the close of business on the earlier of (i) the Expiration Date or (ii) the date that is 12 months after such service terminates.

Change of Control:	Upon a Change of Control, your Option will be treated in accordance with Section 19 of the Plan.
Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of Shares underlying your Option unless and until Shares are issued to you upon exercise of this Award.
Restrictions on Transfer:

Except as provided in the Plan, during your lifetime, this Award is only exercisable by you. Any attempt to transfer this Award other than in accordance with the terms of the Plan shall be null and void.

Electronic Communications:

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.  You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the grant, vesting, or exercise of your Award or disposition of any Shares acquired under your Award results in income to you for national, federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

Miscellaneous:

•     This Award is expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•     Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company.  However, the Administrator may modify or amend this Award in certain circumstances without your consent as permitted by the Plan.

•     The grant of this Award does not provide you with any right to continued employment or service with the Company or any Affiliate.

•     By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

•     This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

FuelCell Energy, Inc.

______________________

[Name]

[Title]